Exhibit 10.23

Certain information in this document has been excluded pursuant to Regulation S-K, Item 601(b)(10). Such excluded information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT TO EXCLUSIVE LICENSE AGREEMENT

This amendment (the “Amendment”) is entered into as of July 12, 2021 (the “Effective Date”), by and between The Regents of the University of California, a California corporation, acting through its University of California, San Francisco Office of Technology Management (“UCSF”) and eFFECTOR Therapeutics, Inc., a Delaware corporation (the “Company”, together with UCSF, the “Parties”), for the purpose of amending the Exclusive License Agreement for UCSF Case No(s). 2013-017 and 2012-205 (the “License Agreement”), dated as of May 10, 2013, by and between UCSF and the Company.

RECITALS

WHEREAS, the Parties desire to amend the terms of the License Agreement to the limited extent set forth in this Amendment.

NOW THEREFORE, in accordance with the terms and conditions set forth in this Amendment, the Parties agree as follows:

1.	Unless expressly modified by the terms of this Amendment, the terms of the License Agreement shall continue to apply and remain in full force and effect.

2.	Capitalized terms not expressly defined herein shall have the meanings ascribed to them in the License Agreement.

3.	Amendment(s) to the License Agreement. Effective as of the Effective Date, the License Agreement shall be amended as follows:

a.	The first paragraph of Section 8.2 of the License Agreement shall be amended and restated in its entirety as follows:

            “8.2    Following the Licensee Financing and within sixty (60) days of the earlier to occur of (i) the closing of a public offering of Licensee’s common stock pursuant to a registration statement filed with the Securities and Exchange Commission, (ii) any consolidation or merger of Licensee with any other entity, or any other corporate reorganization following which the shareholders of Licensee immediately prior thereto own less than fifty percent (50%) of Licensee’s voting power, or any transaction or series of transactions in which greater than fifty percent (50%) of Licensee’s voting power is transferred to a third party other than pursuant to a bona fide financing transaction with a venture capital investor or other similar investor (a “Change in Control”) and (iii) a business combination with a special purpose acquisition company (a “SPAC Transaction”) (the earlier to occur of (i), (ii) and (iii), the “Indexed Milestone Event”), the Licensee will pay to The Regents a cash payment equivalent of the amount that would have been received by the holders of two percent (2.0%) of the total number of shares of stock of the Licensee (on an “as-converted” basis) issued and outstanding immediately after the closing of the Licensee Financing (as determined in the case of (i) above by the offering price of the securities at the closing of the initial public offering and in the case of (ii) and (iii) above by the per share consideration received by the Licensee’s shareholders in the Change in Control or SPAC Transaction, as applicable) calculated: i) based on the final amount of the first tranche of the newly invested funds from external investors in the Licensee Financing which shall be equal to or greater than $16,000,000; ii) as if no amount were paid to The Regents pursuant to this section; and iii) after payment to the Licensee’s preferred shareholders of the aggregate amount of capital invested in the Licensee by such preferred shareholders as determined by the Certificate of Incorporation filed with the Secretary of State of Delaware; provided such payment shall not be greater than one times the aggregate amount of capital invested in the Licensee by such preferred shareholders. The obligation of the Licensee to make a payment on the occurrence of an Indexed Milestone Event shall be a one-time payment obligation and will survive termination or expiration of this Agreement.”

b.	Section 9.3.5 of the License Agreement shall be amended and restated in its entirety as follows:

[***].

4.

Acknowledgment. The Parties acknowledge and agree that two percent (2.0%) of the total number of shares of stock of the Licensee (on an “as-converted” basis) issued and outstanding immediately after the closing of the Licensee Financing and the occurrence of an Indexed Milestone Event, as applicable, pursuant to the License Agreement, as amended by this Amendment, constitute an aggregate amount equal to 992,391 shares (2% of 49,619,561).

5.	Governing Law. This Amendment shall be governed and construed in accordance with the laws of California, without giving effect to rules governing the conflict of law.

6.

Entire Agreement: Amendments and Waivers. This Amendment, the License Agreement and any other documents delivered pursuant hereto and thereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof.

7.

Execution in Counterparts. This Amendment may be executed in any number of counterparts, including by pdf., each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the Effective Date.

COMPANY:

EFFECTOR THERAPEUTICS, INC.

By:	/s/ Stephen Worland
Name:	Stephen Worland
Title:	President and CEO

ACKNOWLEDGED AND AGREED:

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Anthony Francis
Name:	Anthony Francis
Title:	Executive Director

[Signature Page to Amendment to UCSF License Agreement]